Exhibit 10.8

2009 Director Option Grant Statement

(Non-Statutory Stock Option)

2006 NCR Stock Incentive Plan

Name of Optionee	Soc. Sec. #	Grant Date	No. of Optioned Shares

You have been granted an option (this “Option”) under the 2006 Stock Incentive Plan (the “Plan”) of NCR Corporation (“NCR”) to purchase from NCR the above number of shares of NCR common stock (“Shares”) at the price of $         per Share, subject to the terms and conditions of this 2009 Director Option Grant Statement (this “Statement”) and the Plan.

1.	Your right to exercise this Option will expire on the tenth (10th) anniversary (the “Expiration Date”) of the date upon which this Option was granted (the “Grant Date”).

2.

This Option will fully vest and be exercisable on the first (1st ) anniversary of the Grant Date, provided you continuously serve as a Director of NCR from the Grant Date until the earlier of (a) the next following Annual Meeting of Stockholders, or (b) the first (1st) anniversary of the Grant Date. Notwithstanding the foregoing, this Option will become fully vested if, prior to the one-year anniversary of the Grant Date, you die at a time while serving as a Director of NCR.

3.

This Option will not be exercisable after the Expiration Date, except that, if you die during the six (6) month period ending on the Expiration Date, the Expiration Date will be extended to the one hundred seventy-ninth (179th) day after the date of your death.

4.	The vesting schedule of this Option will accelerate and this Option will become fully vested if (a) a Change in Control (as defined in Section 10(b) of the Plan) occurs, and (b) you cease to serve as a Director of NCR within twenty-four (24) months of the effective date of the Change in Control for any reason other than your willful engagement in illegal conduct or gross misconduct, as determined by the affirmative vote of a majority of the entire membership of the Board of Directors of NCR.

5.	This Option will be cancelled if the Compensation Committee of the NCR Board of Directors determines that you engaged in misconduct in connection with your appointment as a Director of NCR.

6.

This Option shall be exercised in accordance with procedures established by the administrator of NCR’s stock option program, including broker-assisted cashless exercises. In countries where deemed mandatory, upon exercise, the purchase price will be paid by simultaneous sale of the Option Shares exercised, in such a manner that NCR is not subject to taxation upon grant of the Option award. Any taxes required by law to be withheld or paid with respect to the exercise of this Option shall be deducted from the proceeds of the Option exercise. If NCR or the administrator of the stock option program is unable to withhold required taxes from the proceeds of the Option exercise, you or your legal representative or beneficiary will be required to pay such amounts, and NCR may take any action necessary to satisfy such obligation, including but not limited to withholding cash from compensation otherwise due to you or your beneficiary, or withholding from the Option Shares exercised such numbers of Option Shares as it, in its sole discretion, shall determine to be required to satisfy such withholding requirements.

7.	Within a reasonable period after any vested portion of this Option is exercised, NCR will instruct its Transfer Agent and Stock Registrar to credit you or your successor with the number of Shares with respect to which you exercised pursuant to this Option. Neither you nor your legal representative shall be, or have any of the rights and privileges of, a stockholder of NCR with respect to any Shares purchasable upon the exercise of this Option, in whole or in part, unless and until the Company credits you with such Shares.

8.	This Option is not transferable by you other than by will or the laws of descent and distribution, and during your lifetime the Option may be exercised only by you or your guardian or legal representative.

9.	You may designate one or more beneficiaries to receive all or part of this Option in case of your death, and you may change or revoke such designation at any time. In the event of your death, any portion of this Option that is subject to such a designation will be distributed to such beneficiary or beneficiaries in accordance with this Statement. Any other portion of this Option not designated by you shall be distributable to your estate. If there is any question as to the legal right of any beneficiary to receive a distribution hereunder, the Shares in question may be purchased by and distributed to your estate, in which event NCR shall have no further liability to anyone with respect to such Shares.

10.	The terms of this Option as evidenced by this Statement may be amended by the NCR Board of Directors or its Compensation and Human Resource Committee or Committee on Directors and Governance, provided that no such amendment shall impair your rights hereunder without your consent.

11.	In the event of a conflict between the terms and conditions of this Statement and the terms and conditions of the Plan, the terms and conditions of the Plan shall prevail.